UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of diaDexus, Inc. (the “Company”) was held pursuant to notice at 1:00 p.m. Pacific Daylight Time on July 14, 2011 at the Company’s principal executive offices in South San Francisco, California. At the 2011 Annual Meeting, the Company’s stockholders elected six directors and approved two Company proposals. The final voting results for the matters submitted to a vote of stockholders at the 2011 Annual Meeting are as follows:

Proposal 1:	To elect six directors to serve and to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes
Karen Drexler	27,314,154	3,946,387	11,681,212
Andrew Galligan	27,324,399	3,936,142	11,681,212
James P. Panek	26,226,234	5,034,307	11,681,212
Charles W. Patrick	27,324,299	3,936,242	11,681,212
Lori F. Rafield	26,212,914	5,047,627	11,681,212
Brian E. Ward	27,314,279	3,946,262	11,681,212

Proposal 2:	To approve the amendment of the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of common stock, par value $0.01 per share, authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares.

For	Against	Abstention	Broker Non-Votes
31,608,226	11,279,264	54,263	0

Proposal 3:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2011.

For	Against	Abstention	Broker Non-Votes
42,861,210	57,970	22,573	0

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2011, the Company entered into an Executive Employment Agreement (the “Panek Agreement”) with James P. Panek, the Company’s recently appointed Interim President and Chief Executive Officer. The Panek Agreement is effective as of July 1, 2011 and provides that Mr. Panek shall receive a base salary of $380,000 per annum for his services as Interim Chief Executive Officer. Mr. Panek is eligible to receive an annual target bonus of up to 50% of such base salary, payable on such terms and conditions as may be determined by the Board of Directors or its Compensation Committee and mutually agreed upon with Mr. Panek. Mr. Panek’s bonus will be pro-rated based on the number of actual months Mr. Panek is employed as Interim Chief Executive Officer. Mr. Panek is also entitled to receive an option grant under the Company’s Amended and Restated 1996 Stock Option Plan to purchase 170,000 shares of the Company’s common stock, for an exercise price per share equal to the closing trading price of a share of the Company’s common stock on the date of grant. The option award will vest on a monthly basis starting July 1, 2011, such that the option award will be fully vested and exercisable on July 1, 2012, provided that Mr. Panek is an employee of the Company on each vesting date. The Board of Directors may in its discretion accelerate vesting of such option following Mr. Panek’s termination of employment or it may provide that a portion of unvested shares will continue to vest in connection with Mr. Panek’s continued service, if any, on the Board of Directors following the termination of his services as Interim Chief Executive Officer.

On July 12, 2011, the Company also entered into an Executive Employment Agreement (the “Ward Agreement”) with Brian E. Ward, Ph.D., the Company’s recently appointed Interim Chief Operating Officer. The Ward Agreement is effective as of July 1, 2011 and provides for the same salary, bonus and option grant terms as the Panek Agreement. The Ward Agreement also provides that the Company will reimburse Dr. Ward for up to $5,000 per month in temporary housing expenses in the South San Francisco, California area and up to $3,000 per month in travel expenses for travel between the San Francisco Bay Area and Boston, Massachusetts, in each case, for up to six months following July 1, 2011. The Company will also reimburse Dr. Ward for up to $25,000 in reasonable expenses to relocate Dr. Ward’s household to the San Francisco Bay Area after September 1, 2011 and for up to $1,000 per month though September 1, 2011 for Dr. Ward’s automobile expenses related to his performance of services in the South San Francisco, California area.

The foregoing provides only a brief description of the terms and conditions of the Panek Agreement and the Ward Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Panek Agreement and the Ward Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: July 18, 2011
	By:	/s/ James P. Panek
James P. Panek
Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 15, 2011